Exhibit 10.2

COLUMBIA SPORTSWEAR COMPANY

401(k) EXCESS PLAN

April 1, 2008

Columbia Sportswear Company

An Oregon Corporation

14375 NW Science Park Drive

Portland, OR 97229-5418

Columbia Sportswear Company (the Company) establishes this 401(k) Excess Plan (the Plan) for a select group of management or highly compensated employees. The Plan is intended to permit eligible employees to defer amounts in excess of the amounts that may be deferred under the Columbia Sportswear Company 401(k) Profit Sharing Plan (the Qualified Plan) and receive matching contributions on certain of those deferrals, if the Company, in its discretion, makes such contributions. The Plan is intended to be an unfunded, nonqualified Plan that complies with §409A of the Internal Revenue Code of 1986, as amended, (the Code) and related regulations and the related trust is intended to comply with the rules regarding grantor trusts.

1.	Relevant Dates; Adoption by Affiliates

1.1 This Plan shall be effective April 1, 2008.

1.2 The Plan Year shall be the calendar year, except that the first Plan Year shall be a short year beginning on the effective date in 1.1 above and ending December 31, 2008.

1.3 The Company adopts this Plan for eligible employees of the Company or any affiliate, other than an affiliate excluded from the Plan by the Company.

1.3-1 “Affiliate” means a corporation, person or other entity that is a member, with an Employer, of a controlled group under §414(b) of the Code, a group of trades or businesses under common control under §414(c) of the Code, an affiliated service group under §414(m) of the Code or a group that is designated a controlled group pursuant to §414(o) of the Code.

1.3-2 “Employer” means the Company and any non-excluded affiliate.

1.4 Transfer of employment from one affiliate to another shall not cause a separation from service.

1.5 If an employee is employed by two or more affiliates at the same time, the following shall apply:

1.5-1 The employee may elect contributions out of compensation from each Employer but may not elect contributions out of compensation from an excluded affiliate.

1.5-2 The employee shall be eligible to receive matching contributions from each Employer based on elective contributions and compensation from each.

1.6 The Company shall establish the effective date of adoption of this Plan by non-excluded affiliates and any special provisions that are to be applicable only to employees of a particular affiliate. The Company may exclude an affiliate from this Plan at any time, regardless of whether the affiliate was previously a non-excluded affiliate.

2.	Administration

2.1 The Plan shall be administered by the Vice President, Human Resources of the Company (the Administrator). The Administrator shall interpret the Plan, decide any questions about the rights of participants and their beneficiaries and in general administer the Plan. Unless the Plan provides otherwise or the Administrator otherwise interprets the Plan, terms used in this Plan and also in the Qualified Plan shall have the same meaning.

2.2 The Administrator may delegate all or part of the administrative duties to one or more agents (the Agents) and may retain advisors for assistance. The Administrator may consult with and rely upon the advice of counsel, who may be counsel for an Employer. Any decision by the Administrator or the Agents within the decisionmaker’s authority shall be final and bind all parties. The Administrator shall have absolute discretion to administer and interpret the Plan and carry out the Administrator’s duties pursuant to this Plan.

2.3 The Administrator shall be the plan administrator under federal laws and regulations applicable to plan administration and shall comply with such laws and regulations. The Administrator shall be the agent for service of process at the Company’s address. Any person having an interest under this Plan may consult the Administrator at any reasonable time.

2.4 The Administrator may resign by giving ten days’ written notice, or such shorter notice accepted by the Company. The Company shall fill any vacancy thus created as soon as practicable.

2.5 The Administrator or the Agents shall make available at least two investment vehicles for the Participants’ Deferred Compensation Accounts. The investment of each Participant’s Deferred Compensation Account will be governed by the election procedure in 4.6 below. Amounts deferred, and gains or losses on such amounts, shall be credited to each Participant’s Deferred Compensation Account on dates determined by the Administrator or the Agents, but not less frequently than annually. The Administrator or Agents may permit Participants to designate different allocations for all prior deferred amounts and future deferrals.

3.	Eligibility

3.1 The Administrator shall designate the employees who may participate in the Plan for a Plan Year from among those employees of the Employers who are eligible for designation. In general, an employee shall not be eligible for a year unless the employee’s base compensation for the year is expected to be at least $200,000, as adjusted by the Administrator, determined as of the later of the preceding November 1 or the employee’s date of hire by the Employer. Each employee the Administrator has designated for participation and each current or former employee with a Deferred Compensation Account shall be known as a Participant.

3.2 Participation shall begin on the later of the effective date of the Administrator’s designation or the date the Administrator or the Agents give notice to the employee of his or her eligibility.

3.3 Participation in the Plan will be on a Plan-Year-by-Plan-Year basis, and participation for any Plan Year will not, of itself, entitle a Participant to participate for any other Plan Year. If a Participant ceases to be eligible to participate in the Plan but remains an employee of the Employer, the loss of eligibility shall not be treated as a separation from service and the Participant’s Deferred Compensation Account shall be paid as specified in the Participant’s Deferred Compensation Agreements, subject to Section 6.

4.	Compensation Deferral

4.1 Each employee designated for participation may elect to defer part of what would otherwise be Compensation for a Plan Year.

4.1-2 The minimum deferral is $1,000. The maximum deferral is 70% of Compensation. Deferrals must be in multiples of $100 or a stated percentage of Compensation.

4.1-3 “Compensation” means all amounts paid to the Participant by an Employer for a year for services rendered, including deferrals pursuant to this Plan, deferrals and designated Roth contributions to the Qualified Plan, deferrals pursuant to §§125 and 132(f)(4) of the Code, any bonus or incentive payment earned by the Participant with respect to the Plan Year and any other supplemental cash compensation amount paid pursuant to an employment contract, but excluding severance pay, taxable fringe benefits (such as disability insurance, domestic partner health insurance, relocation expenses, group term life insurance and other noncash compensation), nonqualified stock option income and amounts that become taxable from this Plan while the Participant is employed by an Employer. If the definition of Compensation in the Qualified Plan is modified, this definition shall be modified to correspond, except to the extent this Plan explicitly provides otherwise.

4.1-4 A Participant may make a separate election for each of the elements comprising the Participant’s Compensation. Deferrals from base salary shall be withheld in substantially equal amounts from the base salary otherwise payable for the Plan Year for which the deferral is made. Deferrals from bonuses or incentive payments and supplemental compensation shall be withheld from the bonus or incentive payment and supplemental payments otherwise payable for the Plan Year for which the deferral is made.

4.1-5 The election shall be made in a Deferred Compensation Agreement (Agreement) on a form acceptable to the Administrator or the Agents. Each Plan Year deferral will be covered by a separate Agreement.

4.2 Subject to 4.3 and the following rules, elections to defer shall be made by the date established by the Administrator or the Agents, which shall not be later than the December 31 prior to the beginning of the Plan Year in which the Compensation shall be earned.

4.2-1 For bonuses or incentive payments described in 4.2-2, the election shall be made no later than six months before the end of the performance period.

4.2-2 The rule contained in 4.2-1 shall apply only to payments contingent upon the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months and only to a Participant who performed services for the Employer continuously from the later of the start of the incentive period or the date that Participant’s performance criteria are established through the date of the election.

4.2-3 Subject to Section 6, any election shall be irrevocable with respect to that Plan Year. If no election is timely made, all Compensation shall be paid on a regular basis during the Plan Year.

4.2-4 For the first Plan Year, the election to defer shall be made by February 29, 2008, unless the Administrator or Agents set an earlier or later deadline, but not later than April 30, 2008.

4.3 An employee who becomes a Participant during a Plan Year may make an election to defer within 30 days of the date the employee becomes eligible pursuant to 3.2 above.

4.3-1 The Agreement must be completed and returned to the Administrator on or before such date as the Administrator or the Agents specify, and in any event before the first day of the period to which the election applies.

4.3-2 No election may be made with respect to bonuses or incentive payments for a year if the Participant becomes eligible after June 30 of the year.

4.4 Each year, the Employer may, in its discretion credit to each Participant’s Deferred Compensation Account a matching amount pursuant to the following rules.

4.4-1 A Participant’s matching credit, if any, for a year under this Plan shall be equal to the remainder of the following:

(a) 50% of the Participant’s combined deferrals under this Plan and the Qualified Plan for the year, up to 10% of the Participant’s Compensation under 4.1-3; minus

(b) The matching contribution the Participant would have been eligible to receive under the Qualified Plan for the year if the Participant had made the maximum permitted elective deferral to the Qualified Plan.

4.4-2 The matching credit shall vest at the same time and to the same extent as the Participant’s Matching B contributions in the Qualified Plan.

(a) If a Participant separates from service with the Company and affiliates without full vesting, the Participant’s matching credits shall be forfeited as of the last day of the Plan Year of separation from service, unless the Participant is again employed by the Company or an affiliate as of that date. If the Participant is employed by the Company or an affiliate after a forfeiture occurs, the forfeited amount shall not be restored, regardless of whether forfeitures under the Qualified Plan are restored.

(b) Any matching credit that is forfeited shall be reallocated as of the date of forfeiture among Participants employed by an Employer on that date in proportion to the eligible Participants’ Compensation pursuant to 4.1-3 for the year.

4.4-3 The matching credit shall be made in the time and form determined by the Administrator. In general, the credit shall be made at or after the end of the Plan Year, regardless of whether matching contributions to the Qualified Plan are made during the Plan Year.

4.4-4 The 50% and 10% figures in 4.4-1(a) shall be modified at the same time and to the same extent as those figures are modified in the Qualified Plan.

4.5 The Administrator shall maintain a Deferred Compensation Account (the Account) for each Participant to hold the Participant’s cumulative deferrals and any Employer matching credits, plus or minus any investment gains and losses, and minus any Plan expenses and any payments made to the Participant in accordance with the provisions of Sections 5 and 6 of the Plan. Participants’ Accounts shall be held in a grantor trust established between the Company and a Trustee.

4.6 Participants shall select an investment vehicle for their Accounts with the initial Agreement and may change such selection effective the first day of each calendar quarter, or at such other times as the Administrator or the Agents permit, on advance written notice to the Administrator pursuant to procedures adopted by the Administrator or Agents. If no election is made, the Account shall remain in the same investment vehicle as the previous calendar quarter.

4.7 The Company may elect to pay any administrative fees or expenses and may allocate the cost among the Employers. Otherwise, the expenses and fees shall be deducted from Participants’ Accounts. Expenses related to the individual Account of a Participant or Beneficiary may be charged directly to that Account.

5.	Payment from Accounts

5.1 Subject to Sections 6 and 7, a Participant’s Payment Date shall be one of the following, as selected by the Participant pursuant to 5.3 below:

5.1-1 A date specified in the Agreement that is at least one year after the effective date of the Agreement but not later than the date the Participant would reach age 70. For example, a December 2008 election deferring compensation to be earned in 2009 could provide for payment on January 1, 2010.

5.1-2 The date that is six months after the date the Participant separates from service, for any reason, with the Company and Affiliates as defined in 1.3-1, regardless of whether the Participant serves as a director of the Company or an Affiliate. For example, if a Participant were to elect in December 2008 to defer compensation to be earned in 2009 until six months after separation from service and then separates from service on May 1, 2010, the Payment Date under this Plan with respect to that deferral would be November 1, 2010.

5.1-3 The later of the date that is six months after the date the Participant separates from service with the Company and all Affiliates as defined in 1.3-1, regardless of whether the Participant continues to serve as a director of the Company or an Affiliate, or the date the Participant reaches an age up to 70 specified in the Agreement. For example, if, in the situation described in 5.1-2, the Participant had elected to defer until the later of six months after separation from service or attainment of age 65, and reached age 65 on April 1, 2015, the Payment Date under this Plan would be April 1, 2015.

5.2 A Participant’s vested Account shall be paid in one of the following ways as selected by the Participant subject to 5.3 below:

5.2-1 In a lump sum within 30 days after the Payment Date under 6.1.

5.2-2 In a lump sum within 30 days after the January 1 following the Payment Date selected pursuant to 5.1 above.

5.2-3 In annual installments under 5.4 over a period of up to five years, starting as soon as practicable after the January 1 following the Payment Date selected pursuant to 5.1 above.

5.3 Subject to Section 6 and the following rules, the Participant shall specify in the Agreement the Payment Date pursuant to 5.1 and the payment form pursuant to 5.2 above.

5.3-1 The selection shall be irrevocable for the portion of the Account covered by the Agreement.

5.3-2 If different selections are made in Agreements applicable to different Plan Years (or in an Agreement for a single Plan Year), the Account shall be appropriately divided for distribution, subject to 5.3-4.

5.3-3 If the vested balance of the Participant’s Account is less than $5,000, or to the extent any of the Account is not covered by a timely, complete election, payment of any such amount shall be made pursuant to 5.1-2 and 5.2-2.

5.3-4 No Participant may have more than three different time-and-form-of-payment elections in effect at any time. For example, a five-year deferral with payment in a single sum is one payment election, a deferral to age 62 with payment in five-year installments is a second election and a deferral to age 65 with payment in five-year installments is a third election. Similarly, a deferral in the first year of participation for five years with payment in a single sum is a separate election from a five-year deferral in the second year of participation with payment in a single sum; if the second-year deferral were for only four years with payment in a single sum, it would not be a time and form of payment different from the first year’s election.

5.4 If the Participant elects payment in installments under 5.2-3, the payment term must be specified in the Agreement. The installment size shall be fixed on the Payment Date and on each later January 1 based on the distributable amount divided by the number of installments remaining. If the annual payment computed under the preceding sentence is less than $5,000, the minimum annual payment shall be $5,000, with a corresponding reduction in the number of annual installments. Installment payments shall be treated as a series of separate payments for purposes of 6.4 below.

5.5 The Employer shall withhold from any payments any income taxes or other amounts as required by law.

5.6 The Administrator or the Agents may in their discretion direct that payment be made in one or more of the following ways:

5.6-1 To a spouse, parent or child of legal age.

5.6-2 To one having actual custody of the person.

5.6-3 To a legal guardian or conservator.

5.6-4 To one furnishing maintenance, support or hospitalization.

6.	Adjustment of Time and Form of Payment

6.1 Participants may withdraw all or part of their Accounts because of Serious Financial Hardship, as determined by the Administrator.

6.1-1 “Serious Financial Hardship” means a Participant’s immediate and heavy financial need that cannot be met from other reasonably available resources and is caused by one or more of the following:

(a) Accident or illness involving the Participant, or the Participant’s spouse or dependent (as defined in §152 of the Code).

(b) Loss of the Participant’s property due to casualty.

(c) The need to pay uninsured medical expenses, including prescription drugs.

(d) The need to pay the funeral expenses of a spouse or dependent (as defined in §152 of the Code).

(e) Any other similar extraordinary and unforeseeable circumstances arising from events beyond the Participant’s control, not including sending a child to college or purchasing a home.

6.1-2 The withdrawal shall be limited to the amount reasonably necessary to meet the Serious Financial Hardship.

6.1-3 If a Participant’s application for a hardship withdrawal is granted, the Participant’s deferral election for the Plan Year shall be canceled, effective with the pay period starting after the date the Administrator grants the hardship withdrawal application.

6.1-4 The Administrator or the Agents shall establish procedures for implementing withdrawals, which shall include requirements for a written application signed by the Participant and a statement of the facts causing the Serious Financial Hardship, as well as any other items required by the Administrator or the Agents.

6.1-5 The withdrawal date shall be fixed by the Administrator or the Agents, who may require a minimum advance notice and limit the amount, time and frequency of withdrawals.

6.2 On application from a Participant, the Administrator, or the Agents, in their sole discretion, may defer the Payment Date or extend the term of payment for amounts not already payable, subject to the following rules:

6.2-1 The application may request deferral or extension with respect to any or all of the time-and-form-of-payment elections in effect for the Participant. Only two such applications may be granted for any Participant, regardless of whether the application previously granted applied to fewer than all of the Participant’s time-and-form-of-payment elections. The application shall include the reason the deferral or extension is requested, the changed circumstances underlying the application and any other information or documents required by the Administrator or the Agents. The Administrator or Agents may, in their discretion, approve a deferred date for payment that would be later than would be permitted for an initial Payment Date pursuant to 5.1 above.

6.2-2 Neither the Administrator nor the Agents shall grant an application to change a Payment Date selected pursuant to 5.1-1 or one or more of the dates on which installment payments are scheduled to be made pursuant to 5.2-3 unless the application is made at least 12 months before each date on which a payment is scheduled. For example, a Participant who elected to defer a portion of salary until January 1, 2011, to be paid in a lump sum at that time, would have to apply before January 1, 2010 to be eligible to change that Payment Date and, pursuant to 6.2-4, the revised Payment Date could not be earlier than January 1, 2016.

6.2-3 An application to change a Payment Date selected pursuant to 5.1-2 or 5.1-3 or the date of an installment payment pursuant to 5.2-3 shall not apply to any amount that would be payable during the 12 months after the date the Administrator or the Agents receive the application. For example, if a Participant who elected to defer a portion of salary for payment in five annual installments starting on January 1 following the date that is six months after the date of separation from service were to apply in May 2011 to defer the start of the five annual installments until the January following the fifth anniversary of separation from service and then separate from service in June 2011, the application would not apply to the payment due January 1, 2012 (because that is less than 12 months after the date of the application), but could defer one or more of the next four payments, as designated in the application, subject to the five-year rule in
6.2-4.

6.2-4 An application shall not be granted to the extent it defers the Payment Date less than five years. For example, in 6.2-3, the Participant would either have to defer each installment whose scheduled payment changes for at least five years from its originally scheduled payment date (so the second installment payment, originally scheduled for January 1, 2013, would have to be deferred at least until January 1, 2018 and the third installment payment, if deferred, could not be paid earlier than January 1, 2019, at least five years after its originally scheduled date of January 1, 2014). Alternately, if the Participant wanted a lump sum, it would have to be paid at least five years from the last scheduled installment payment date (so at least to January 1, 2021, five years after the last installment payment, which would have been due January 1, 2016).

7.	Effect of Death

7.1 If the Participant dies, any portion of the Account for which the Payment Date had not been reached before death shall be paid to the Participant’s Beneficiary, determined pursuant to 7.3, beginning as soon as practicable after the Participant’s death, as follows:

7.1-1 If the amount payable to a Beneficiary is less than $5,000, such amount shall be paid in a lump sum.

7.1-2 If 7.1-1 does not apply, payment shall be made in five substantially equal annual installments, unless a Beneficiary requests acceleration under Section 6. The first installment shall be paid as soon as practicable after the Participant’s death and the second installment shall be paid in January of the year following the year of death; subsequent installments shall be paid as near as practicable to the anniversary of the second installment. If the annual payment computed under the preceding sentence is less than $5,000, the minimum annual payment shall be $5,000, with a corresponding reduction in the number of annual installments.

7.2 If the Participant dies, any portion of the Account for which the Payment Date had been reached before death shall continue to be paid under the payment schedule in effect at death, unless a Beneficiary requests withdrawal pursuant to 6.1.

7.3 “Beneficiary” means the person or persons or other entity or entities that have been designated by the Participant to receive, after the Participant’s death, benefits under the Plan in accordance with the terms of the Plan.

7.3-1 The designation by the Participant must be on forms prescribed by the Administrator or the Agents and filed with the Administrator or Agents. Beneficiary designations may be revoked or changed by filing a new Beneficiary designation with the Administrator or Agents.

7.3-2 If more than one designated Beneficiary survives the Participant, payments shall be made equally to the surviving designated Beneficiaries, unless otherwise provided in the Beneficiary designation. Participants may designate primary and secondary Beneficiaries and Beneficiaries by right of representation.

7.3-3 If the Participant was married when the designation was made and is not married to the same spouse at death, the designation shall be void if the spouse was named as Beneficiary but the designation shall remain valid if a nonspouse Beneficiary was named.

7.3-4 Should the Participant fail to designate a Beneficiary, or should the designated Beneficiary fail to survive the Participant, the Participant’s Account shall be paid to the Participant’s estate.

7.3-5 Unless a proper beneficiary designation explicitly states otherwise, the designation shall apply to the Participant’s entire Account.

8.	Nature of the Employers’ Obligations

8.1 This Plan is intended to be and shall be construed as an unfunded plan. The benefits provided under this Plan shall be a general, unsecured obligation of each Employer with respect to the Participants employed by that Employer, regardless of the existence of the grantor trust. Neither the Participant nor the Participant’s Beneficiaries or estate shall have any interest in any assets of an Employer by virtue of this Plan.

8.2 The Employers shall set aside assets in a grantor trust to offset their obligations to pay benefits pursuant to this Plan, but any funds set aside shall remain subject to the general creditors of the Employers, as provided in the trust agreement.

9.	Claims Procedure

9.1 Any person claiming a benefit or requesting an interpretation, a ruling or information under this Plan shall present the request in writing to the Administrator or the Agents, who shall respond in writing as soon as practicable.

9.2 If the claim or request is denied, the written notice of denial shall state:

9.2-1 The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

9.2-2 A description of any additional material or information required and an explanation of why it is necessary.

9.2-3 An explanation of this claim review procedure, including a statement of the right to sue, after exhausting this claims procedure.

9.3 Any person whose claim or request is denied or who has not received a response within 60 days may request review by notice in writing to the Administrator. The original decision shall be reviewed by the Administrator, who may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine and obtain copies of relevant documents and submit issues and comments in writing.

9.4 The decision on review shall take into account all comments, documents and other information submitted by the claimant relating to the claim and shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be so notified of the special circumstances and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant provisions and offer reasonable access to documents and other information relevant to the claim. All decisions on review shall be final and bind all parties concerned.

10.	Miscellaneous Provisions

10.1 This Plan may be amended from time to time or terminated by a written document signed the Chief Executive Officer of the Company, but no such amendment or termination may accelerate the time of payment of benefits to Participants beyond what the Code permits, except that if the Internal Revenue Service issues a final ruling that any amounts held under this Plan will be subject to current income tax, the Administrator may direct payment as soon as practicable to the affected Participants of the amounts to which the ruling applies.

10.2 The Chief Executive Officer of the Company may terminate further deferrals under the Plan for any reason with respect to deferrals for months beginning after the date of termination of the Plan. In the event of such cessation of deferrals, all other rights and obligations shall continue until all Deferred Compensation Accounts have been paid to all Participants under the terms of the Plan.

10.3 This Plan shall inure to the benefit of and be binding on the Employers and their successors and assigns and any corporation into which an Employer is merged or consolidated, and the Participants and their successors, heirs and legal representatives.

10.4 If a Participant terminates employment for any reason during a Plan Year for which Compensation is to be deferred, the actual deferral specified in the Participant’s Agreement for the Plan Year shall be adjusted to equal the actual amounts deferred pursuant to the Agreement before such termination.

10.5 Subject to 5.6 above and the following rules, no interest provide pursuant to the Plan may be assigned, transferred, pledged, sold, conveyed, or otherwise alienated or encumbered in any way by any Participant or Beneficiary, and no such interest shall be subject to execution, attachment or similar process.

10.5-1 Any attempted sale, conveyance, assignment, pledge or encumbrance of any interest provided pursuant to the Plan, or the levy or any attachment or similar process, shall be null and void and without effect.

10.5-2 Benefits may be paid in accordance with a qualified domestic relations order (QDRO) as defined in §414(p) of the Code pursuant to procedures established by the Administrator. Benefits may be paid to an alternate payee pursuant to a QDRO before payment to the Participant would be permitted.

10.6 Except as otherwise required or permitted by this Plan or applicable law, any notice or direction under this Plan shall be in writing and effective when actually delivered or, if mailed, when deposited postpaid as first-class mail. Mail shall be directed to the address stated in this Plan or to such other address as a party specifies by notice to the other parties.

10.7 Following termination of employment, a Participant shall not be an employee of an Employer for any purpose and the payments pursuant to Sections 5, 6 or 7 shall not constitute salary or wages. A Participant shall receive such payments as retirement benefits, not as compensation for performance of any substantial services.

10.8 The Plan shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Oregon, except as preempted by federal law.

COLUMBIA SPORTSWEAR COMPANY

By	/s/ TIMOTHY P. BOYLE

Executed: December 31, 2007